Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 26, 2021, relating to the financial statements and financial highlights of Infusive® Compounding Global Equities ETF, a series of Infusive US Trust, for the year ended June 30, 2021, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 27, 2021